UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2011

Omni Bio Pharmaceutical, Inc.
 (Exact name of registrant as specified in its charter)

Colorado	000-52530	20-8097969
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5350 South Roslyn, Suite 430, Greenwood Village, CO	80111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 867-3415

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Omni Bio Pharmaceutical, Inc. (the “Company”) has accepted subscription agreements related to the sale of Units in a private placement (the “Private Placement”). Each “Unit” is comprised of one share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock for a purchase price of $1.25 per Unit. Each warrant in the Unit is exercisable at $2.00 until five years from the initial closing of the Private Placement. The maximum Units to be sold in the Private Placement are 4,800,000 resulting in gross aggregate proceeds to the Company of up to $6.0 million. The net proceeds of the Private Placement will be used for general working capital purposes, research and development projects and potential investments in additional intellectual property.

On June 10, 2011, the Company conducted the initial closing under the Private Placement, pursuant to which the Company entered into subscription agreements for the purchase of 2,463,900 Units for an aggregate subscription price of $3,079,875. After deducting offering expenses including commissions and expenses paid to the placement agent, net proceeds to the Company from such sales totaled $2,799,745. Certain officers and directors of the Company purchased an aggregate of 50,000 Units in the Private Placement. The Private Placement is expected to close in multiple closings on or before July 31, 2011.

Item 1.02 Termination of a Material Definitive Agreement.

On June 8, 2011, Omni Bio Operating, Inc. (“Omni Bio Operating”), a wholly-owned subsidiary of the Company, gave written notice to the Regents of the University of Colorado (“RUC”) terminating the Sponsored Research Agreement, dated August 18, 2010, between Omni Bio and RUC (the “Agreement”), pursuant to which the University of Colorado Denver (”UCD”) was performing studies “in vitro” and “in vivo” to determine the biological activity of Alpha-1 antitrypsin as an inhibitor of influenza. The termination of the Agreement will be effective on July 22, 2011, unless an earlier termination date is negotiated with RUC.

Unless otherwise negotiated with RUC, Omni Bio Operating must reimburse UCD for the total actual and reasonable costs incurred by it under the Agreement through the date of termination, including those costs necessary to implement the early termination of this Agreement and costs incurred by UCD as a result of non-cancelable obligations which may extend beyond the date of such termination. In addition, certain indemnification obligations and intellectual property rights will survive the termination of the Agreement.

The termination of the Agreement does not impact the continuance of Omni Bio Operating’s license agreement with RUC that covers influenza and other viral disorders.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Form 8-K is incorporated by reference into this Item 3.02. The Units are being issued in a private placement exempt from registration pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”) and constitute “restricted securities” under Rule 144 of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omni Bio Pharmaceutical, Inc.

Date: June 13, 2011

By: /s/ Robert C. Ogden
Robert C. Ogden
Chief Financial Officer